Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Sysorex, Inc. on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 28, 2019, with respect to our audits of the consolidated financial statements of Sysorex, Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, appearing in the Annual Report on Form 10-K of Sysorex, Inc. for the year ended December 31, 2018.

/s/ Marcum llp

Marcum llp

New York, NY

April 16, 2019